Exhibit 99.1

Cycle Country Announces the Closing of the Sale of its ATV Accessories Product Line to Kolpin Outdoors Inc.; Announces Changes of Corporate and Subsidiary Names: and Announces Closing of Tenth Amendment to its Secured Credit Line.

Spencer, Iowa—(BUSINESS WIRE)—Cycle Country Accessories Corp. (AMEX:ATC), announced that they have closed on the sale of its ATV Accessories Product Line to Kolpin Outdoors Inc.  Further, the Company announced the change of its corporate and subsidiary names to reflect that Kolpin has acquired those trade names.  In addition, the Company announced the closing of the Tenth Amendment to its Secured Credit Line.

The Company announced that, effective December 31, 2011, it has successfully closed on the sale of its ATV accessories product line to Kolpin Outdoors Inc. for $8,000,000, subject to certain adjustments. This sale was previously discussed in a press release and Form 8-K dated September 1, 2011 as well as in the Company’s filing of its DEFM14A Information Statement filed with the SEC on November 18, 2011.  This sale was for the ATV Accessories Product Line only, which did not include any of the Company’s manufacturing operations, including real estate, machinery and equipment.  It was an asset sale only, and did not transfer any of the Company’s liabilities.  Further, it only affected the sales, engineering, product development, and customer service employees of Cycle Country, and did not include or affect any of the manufacturing or operational personnel of the business.

The parent Company, Cycle Country Accessories Corp. (a Nevada corporation), will operate under the new corporate name of ATC Venture Group Inc. (“ATC Venture Group”).  It will continue to be publicly traded on the NYSE/American Stock Exchange under the symbol “ATC”.

The subsidiary company, Cycle Country Accessories Corporation, (an Iowa corporation), will be renamed Simonsen Iron Works Inc.  The Company will maintain its manufacturing operations in Spencer, Iowa, but will operate under the name of Simonson Iron Works, restoring the heritage of that Company’s 106 year history of successful contract metal fabricating.  Simonsen Iron Works was a well-known and highly-respected metal fabricator, and became the metal fabricating supplier to Cycle Country in 1981.  Cycle Country Accessories Corp. purchased Simonsen Iron Works in 2005, though it was originally founded in 1906 as a blacksmith business. It was founded in Sioux Rapids, Iowa and moved to our present location in Spencer in 1994.  We operate out of a beautiful, modern manufacturing facility with over 140,000 square feet.  Simonsen Iron Works will continue to manufacture the ATV product line for Kolpin outdoors through this product year under a manufacturing supply agreement, and is currently in negotiations with Kolpin to work on the extension of this agreement into the next product year.

The Company also announced today that it has entered into a Tenth Amendment to its Secured Credit Agreement with Bank Midwest (the “Lender”).  The Tenth Amendment extends the maturity of the revolving credit commitment under the Credit Agreement until April 1, 2012.

For more information, contact Robert Davis, CEO at 952-215-3100